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Contacts:  Helen Nastasia
           Manugistics
           301-984-5000


Immediate Release

                       MANUGISTICS ANNOUNCES DISMISSAL OF
                              CLASS ACTION LAWSUIT

Rockville, Md -- Aug. 17, 1999 -- Manugistics Group, Inc. (Nasdaq: MANU), today announced that the United States District Court for the District of Maryland has issued an Order dismissing the class action complaint against the Company, its chairman, and its chief financial officer, alleging violations of the federal securities laws. This complaint was filed in early 1998. As previously reported by the Company, the plaintiffs' claims were based principally upon alleged omissions and misrepresentations regarding the Company's business, operations, and financial condition. The court found that the complaint failed to state a legally sufficient claim.

     "When these lawsuits were first filed last year, I stated that `Manugistics believes that it and its officers have always acted with integrity and in compliance with their disclosure obligations'," said William M. Gibson, chairman of Manugistics. "We are gratified with the court's decision. We intend to put this matter behind us and focus on our mission of being the leading software provider of supply chain solutions."

                                    (more)
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Manugistics Announces Dismissal of Class Action Lawsuit              Page 2 of 2


     Headquartered in Rockville, Md, Manugistics Group, Inc. is a leading provider of solutions for customer-centric supply chain optimization. The company's solutions are used by nearly 900 companies to improve the flow of product within and among companies from raw materials or parts through manufacturing to delivery of product to the end customer. Manugistics' solutions uniquely allow its clients to create and optimize their supply chains around their customers and are designed to be quickly implemented, adapt easily to change, and deliver rapid results. Clients using the Manugistics' solutions include leading companies such as Campbell Soup, Compaq, DuPont, General Electric, Harley-Davidson, Mobil, Nestle, Timberland, United Distillers and Vintners, and Wal-Mart.

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Manugistics, the Manugistics logo, and working as one are registered trademarks of Manugistics, Inc. All other product or company names mentioned are used for identification purposes only, and may be trademarks of their respective owners. Additional information about Manugistics can be found at the company's site on the World Wide Web, at http://www.manugistics.com.